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                                 Law Offices of
                     Paul, Hastings, Janofsky & Walker LLP
                                55 Second Street
                      San Francisco, California 94105-3441
                           Telephone  (415) 856-7000
                           Facsimile  (415) 856-7100
                         Internet  www.paulhastings.com

                                August 27, 2004

Hotchkis and Wiley Funds
725 S. Figueroa Street, 39th Floor
Los Angeles, California 90017-5439


      RE: HOTCHKIS AND WILEY FUNDS -- CLASS I, CLASS A, AND CLASS C SHARES OF HOTCHKIS AND WILEY CORE VALUE FUND

Ladies and Gentlemen:

      We have acted as legal counsel to Hotchkis and Wiley Funds, a Delaware statutory trust (the "Trust"), in connection with the establishment of a new series of shares of the Trust, the Hotchkis and Wiley Core Value Fund (the "Fund"), and the issuance of Class I, Class A, and Class C shares of the Fund (collectively, the "Shares"), pursuant to Post-Effective Amendment Nos. 7 and 8 to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission on June 14, 2004 and August 27, 2004, respectively (together, the "Post-Effective Amendments").

      In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

      (a) the Trust's Agreement and Declaration of Trust dated July 23, 2001 (the "Declaration of Trust"). The Declaration of Trust has been in full force and effect from the original date of its adoption through the date hereof;

      (b) the Trust's Certificate of Trust as filed with the Secretary of State of Delaware on July 24, 2001 (the "Certificate of Trust"). The Certificate of Trust has been in full effect from the original date of its filing through the date hereof;

      (c) the By-laws of the Trust as adopted by the Board of Trustees of the Trust on September 11, 2001(the "By-laws"). The By-laws, as amended, have been in full force and effect from the original date of their adoption through the date hereof;

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      (d)  a certificate of good standing issued by the Secretary of State of
           Delaware for the Trust, on or about August 24, 2004;

      (e) resolutions of the Trustees of the Trust adopted at a meeting on April 28, 2004, authorizing the establishment of the Fund and the issuance of the Shares;

      (f)  the Post-Effective Amendments; and

      (g) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

      Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code (the "Delaware Statutory Trust Act"). We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

      Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund's Prospectus included in the Post-Effective Amendments and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable.

      This opinion is rendered to you in connection with the filing of the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

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      We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendments; and (ii) the filing of this opinion as an exhibit to Post-Effective Amendment No. 8.

                                      Sincerely yours,

                                      /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP

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